EXHIBIT 10.54

November 20, 2012

Via Electronic Mail

Esenjay Oil & Gas, Ltd. (Gardner@epc-cc.com; Schibi@epc-cc.com)
Winn Exploration Co., Inc. (MWCalley@WinnExCo.com; LWebster@winnexco.com)
Crain Energy, Ltd. (MTodd@rlacyinc.com; dgroce@rlacyinc.com)
Lacy Properties, Ltd. (MTodd@rlacyinc.com and dgroce@rlacyinc.com)

Re:           Closing Payment Extension Amendatory Letter Agreement
Purchase and Sale Agreement, dated August 23, 2011, as amended
PEDCO Niobrara Prospect
Weld County, Colorado

Ladies and Gentlemen:

Reference is hereby made to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated August 23, 2011, by and among Esenjay Oil & Gas, Ltd. (“Esenjay”), Winn Exploration Co., Inc. (“Winn”), Lacy Properties, Ltd. (“Lacy”), and Crain Energy, Ltd. (“Crain”), as Sellers, and PEDEVCO Corp (as successor-in-interest to Pacific Energy Development Corp.) (“PEDCO”), as Buyer. Esenjay, Winn, Lacy, Crain, and PEDCO are sometimes referred to herein collectively, as the “Parties” or individually, as a “Party.” This Closing Payment Extension Amendatory Letter Agreement (this “Amendment”) sets forth the terms and conditions of the agreement among the Parties with regard to the above-referenced matter. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

Pursuant to Section 1.3(a)(2) of the Purchase Agreement, each of the Sellers have elected to receive their Proportionate Share of One Million Dollars ($1,000,000) (the “Cash Balance Due”).

The Sellers and the Buyer have agreed to defer the payment of the Cash Balance Due (the “Deferred Payment”) to February 18, 2013 (the “Cash Balance Due Date”).  In consideration for the Deferred Payment of the Cash Balance Due, Buyer has agreed to pay and issue to Sellers, and Sellers have agreed to accept (i) the Immediate Cash Payment set forth on the table below, to be wired by Buyer into each respective Seller’s account on Monday, November 26, 2012 (the “Immediate Cash Payment”), and (ii) the issuance of the number of shares of Buyer Series A Preferred Stock to each Seller as set forth on the table below (the “Equity Issuance”), with physical stock certificates to be issued and delivered to each Seller within ten (10) business days of the date this Amendment is fully executed by the Sellers.  Each Seller’s Immediate Cash Payment and Equity Issuance are as follows:

Seller	Immediate Cash Payment	Equity Issuance	Deferred Payment
Esenjay Oil & Gas, Ltd.	$60,000.00	80,000	$600,000.00
Winn Exploration Co., Inc.	$25,000.00	33,334	$250,000.00
Crain Energy, Ltd.	$11,250.00	15,000	$112,500.00
Lacy Properties, Ltd.	$3,750.00	5,000	$37,500.00
TOTAL:	$100,000.00	133,334	$1,000,000.00

Upon execution of this Amendment by each Seller, each Seller shall provide a completed subscription agreement in the form attached hereto as Exhibit A in connection with the issuance of each Seller’s respective Equity Issuance, which includes each Seller’s representation that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

As amended hereby and to date, the Purchase Agreement, is in full force and effect, and valid and binding upon the Parties. In the event of a conflict between this Amendment and the Purchase Agreement, as amended, the terms and conditions of this Amendment shall control and govern the point in conflict. Notwithstanding anything to the contrary, failure of this Amendment to address a point in the Purchase Agreement, as amended, shall not be deemed to be a conflict.

Each Party hereby agrees that such Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out such Party’s obligations under this Amendment. All of the exhibits referred to in this Amendment are hereby incorporated by reference as if set forth in their entirety herein. This Amendment shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns. This Amendment may not be altered, or amended, nor any rights hereunder waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. This Amendment may be executed in counterparts, and each counterpart shall be deemed to be an original, but all of which shall be deemed to be one amendment. This Amendment may be executed by telefax or electronic signatures, and telefax and electronic signatures shall be valid and binding upon the Parties.

Please execute this letter in the space provided below indicating your agreement with the above amendments to the Purchase Agreement and return the executed letter to the undersigned by fax or email at your earliest convenience.

Should you have any questions, please do not hesitate to contact me. Thank you again for your prompt attention to this matter and your continued support of PEDCO.

Sincerely,

PEDEVCO CORP.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli President and Chief Executive Officer

ACCEPTED AND AGREED this 20th day of November, 2012

Esenjay Oil & Gas, Ltd.

By:	Esenjay Petroleum Corporation,
Its:	Its General Partner

By:	/s/ Linda D. Schibi
Linda D. Schibi
Vice President Land

Winn Exploration Co., Inc.

By:	/s/ Michael W. Calley
Name: Michael W. Calley
Title: Executive Vice President

Lacy Properties, Ltd.		Crain Energy, Ltd.

By:	Lacy Property Management, Inc. Its General Partner	By:	Crain Oil & Gas, LLC Its General Partner

By:	/s/ Darren T. Groce	By:	/s/ Darren T. Groce
	Name: Darren T. Groce		Name: Darren T. Groce
	Title: Interim President		Title: Interim President